Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statements (Form S-8, File Numbers 333-91067, 33-10937, and 333-114854), pertaining to the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 of our report dated May 10, 2005, with respect to the financial statements and schedule of the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Dallas, Texas
June 28, 2005

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